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SUMMARY OF PLAN DESCRIPTION

PENTEGRA DEFINED BENEFIT PLAN FOR FINANCIAL INSTITUTIONS

As Adopted by:
FEDERAL HOME LOAN BANK OF PITTSBURGH
January 1, 2019

Important Notice

This booklet contains a summary of your plan rights and benefits under The Federal Home Loan Bank of Pittsburgh Plan. If you have difficulty understanding any part of this booklet, contact your Human Resources Officer at his/her office: 412-288-3498.

Aviso Importante
Este folleto contiene un resumen de los derechos y beneficios bajo el Plan The Federal Home Loan Bank of Pittsburgh. Si tiene dificultad para entender cualquier parte de este folleto, comuniquese con el Oficial De Recursos Humanos en su oficina: 412-288-3498.

TO OUR MEMBERS:
We are pleased to present your Summary Plan Description. This Summary has been prepared to help you understand the retirement plan which is provided by the Federal Home Loan Bank of Pittsburgh through its participation in the Pentegra Defined Benefit Plan for Financial Institutions (the "Pentegra DB Plan").

The Pentegra DB Plan is a large, non-profit, tax-exempt pension trust which was created in 1943. It is administered by a professional staff under the direction of a Board of Directors comprised of presidents of Federal Home Loan Banks and officers of various participating employers.

The Pentegra DB Plan enables financial institutions and other organizations serving them to provide for the security of their employees. It invests the contributions made to it and, under its Comprehensive Retirement Program (a defined benefit pension Plan), it pays out retirement, disability and death benefits.
This Summary highlights the main benefit features of your retirement plan. The Pentegra DB Plan Regulations contain the governing provisions and should be consulted as official text in all cases. If there is any conflict between this Summary Plan Description and the Pentegra DB Plan’s Regulations, the Pentegra DB Plan’s Regulations will control. Either your employer or the Pentegra DB Plan will provide you with a copy of the Regulations at your request.
Finally, please note that wherever the masculine pronoun is used in this Summary, it is intended to include the feminine pronoun.

Board of Directors
Pentegra Defined Benefit Plan for Financial Institutions

TABLE OF CONTENTS

Page

EMPLOYEE ELIGIBILITY
If you are hired on or after January 1, 2019, you will not be eligible to participate in this Plan and will not accrue benefits. If you are an Employee of the Federal Home Loan Bank of Pittsburgh prior to January 1, 2019, you shall continue to be eligible to accrue benefits under the Plan. If you have terminated employment from the Federal Home Loan Bank of Pittsburgh prior to January 1, 2019 and then are subsequently re-hired on or after January 1, 2019, you will not be eligible to join the Plan unless your break in service is less than 12 consecutive months.

1

SERVICE AND SALARY

Your benefits are based on your Benefit Service and Salary. The period of Benefit Service is the number of years and months of employment upon which benefits are determined under the Plan.
Benefit Service includes:
Prior Service - any or all employment prior to the date your employer joined the Pentegra DB Plan for which your employer has purchased credit.
plus
Membership Service (or future service) - period of employment as an active Member (see Page 1) from enrollment to retirement, death or other termination.
For example, suppose you were hired by your employer at age 35. Then 10 years later, when you are age 45, your employer joined the Pentegra DB Plan and purchased credit for your 10 years of prior service. After 20 years of membership service you will reach the Plan’s normal retirement age (65) and will then have 30 years of Benefit Service:

Prior Service 10 Years	+ +	Membership Service 20 Years	#VALUE!	Benefit Service 30 Years

The easy way to approximate how much Benefit Service you would have upon retirement at age 65 is to subtract from 65 whatever age you were when your Benefit Service began.

Vesting Service is the period used to determine whether or not you are vested and eligible for early retirement. It is your period of employment measured from the first day of the month in which you were hired (but not before the earliest date your employer provided credit under any pension plan) to the last day of the month in which you terminate employment. (Refer to Page 3 describing Vesting.)

Salary is your basic salary rate as in effect for each month of the year.

For the 2019 calendar year, only Salary earned up to $280,000 can be considered in determining your accrued benefit under this Plan.

2

VESTING

"Vested" means that you have a nonforfeitable right to a retirement benefit which you will not lose if you terminate your employment. You will become vested in accordance with the following schedule:

Completed Years of Employment	Vested Percentage
Less than 5 5 or more	0 100%

Upon reaching the age of 65, you are automatically 100% vested, regardless of the number of years of employment you have completed.

If you terminate service after becoming fully vested, you are entitled to receive a retirement benefit (see the “Retirement Benefits” section). If, for example, you are 100% vested upon termination of employment, you would be entitled to a retirement allowance at age 65 equal to 100% of the allowance accrued to your termination date. If you are not vested at termination, you will not be entitled to any retirement benefit.

NOTE: See Reinstatement of Membership and Service explained later.

3

RETIREMENT BENEFITS

General:
The regular form of all retirement benefits provides a retirement allowance, (see normal, early, and disability retirement formulas) plus a retirement death benefit (explained later). Instead of choosing the regular form, you may select one of the optional forms as described in the "Optional Forms of Retirement Benefit” section of this Summary.

All retirement allowances are in addition to Social Security, and are payable in monthly installments for life. In addition, all retirement allowances must begin as of April 1st of the calendar year following the later of (i) the calendar year in which you reach age 70½, or (ii) the calendar year in which you retire (“Required Beginning Date”). However, if you are a 5% owner, your Required Beginning Date is April 1st of the calendar year following the calendar year in which you reach age 70½, even if you are still working.
Normal Retirement (if you were hired prior to January 1, 2008):

Upon termination of employment at or after age 65, you will be entitled to a normal retirement benefit. The formula for determining your normal retirement allowance is:

2% X	Years of Benefit Service	X	High-3 Average Salary	=	Regular Annual Allowance
Example: You had 30 years of benefit service at termination of employment and your average annual salary for the three (3) consecutive years of highest salary during benefit service ("High-3 Average Salary") was
$40,000. Your annual retirement allowance would be:

2% X	Years of Benefit Service 30 yrs. (=60%)	X	High-3 Average Salary $40,000	=	Regular Annual Allowance $24,000

If you do not continue in your employer's service after age 65, you may begin your normal retirement allowance as described above or you may defer commencement of your allowance until any time up to your Required Beginning Date.
Late Retirement:

If you continue in employment beyond the Plan’s normal retirement age (65), you will receive a benefit determined under the employer's benefit formula based on Salary and Benefit Service earned beyond age 65 until actual termination of employment (regardless of age) without any increase for delayed payment. However, the benefit will not be less than the benefit you would have had at age (65) actuarially increased.
NOTE: Special rules apply if you have reached age 65 prior to July 1, 1988 and continued in employment beyond that date.

4

Normal Retirement (if you were hired on or after January 1, 2008):

Upon termination of employment at or after age 65, you will be entitled to a normal retirement benefit. The formula for determining your normal retirement allowance is:

1.5% X	Years of Benefit Service	X	High-5 Average Salary	=	Regular Annual Allowance
Example: You had 30 years of benefit service at termination of employment and your average annual salary for the five (5) consecutive years of highest salary during benefit service ("High-5 Average Salary") was
$40,000. Your annual retirement allowance would be:

1.5% X	Years of Benefit Service 30 yrs. (=45%)	X	High-5 Average Salary $40,000	=	Regular Annual Allowance $18,000

If you do not continue in your employer's service after age 65, you may begin your normal retirement allowance as described above or you may defer commencement of your allowance until any time up to your Required Beginning Date.
Late Retirement:

If you continue in employment beyond the Plan’s normal retirement age (65), you will receive a benefit determined under the employer's benefit formula based on Salary and Benefit Service earned beyond age 65 until actual termination of employment (regardless of age) without any increase for delayed payment. However, the benefit will not be less than the benefit you would have had at age (65) actuarially increased.

5

Early Retirement (if you were hired prior to January 1, 2008):

If you leave your employer prior to age 65, after having become fully vested (see Page 3), you will be entitled to an early retirement benefit. The retirement allowance payable at age 65 is equal to the vested amount of the normal retirement allowance accrued to your termination date.

For employees hired prior to January 1, 2008, payment may begin as early as age 45, in which case the allowance otherwise payable at age 65 is reduced by applying an early retirement factor based on your age when payments begin (see below). Payment may also be deferred to any time up to your Required Beginning Date, in which case the retirement allowance payable at age 65 will be increased actuarially.
Example: You terminate employment at age 61 after 26 years of benefit service (rather than at age 65 after 30 years), and your High-3 Average Salary over such a period is $40,000. Your annual retirement allowance commencing at age 65 would be:

		Years of Benefit Service		High-3 Average Salary	Regular Annual Allowance Payable At Age 65
2%	X	26 yrs. (= 52%)	X	$40,000	=	$20,800

If, on the other hand, you elected to have your retirement allowance commence immediately, the allowance payable at age 65 would be reduced by 3% for each year you are under age 65, as follows:

Annual Allowance Payable at Age 65		Early Retirement Factor (Age 61)		Regular Annual Allowance Payable Immediately (Age 61)
$20,800	X	88%	=	$18,304
NOTE: 88% is the early retirement factor at age 61. The reduction in allowance takes into account that the allowance to a younger person will probably be payable for a longer period of time. The other early retirement factors are:

Age When Allowance Begins	Factor	Age When Allowance Begins	Factor	Age When Allowance Begins	Factor
45 46 47 48 49 50 51	40% 43% 46% 49% 52% 55% 58%	52 53 54 55 56 57 58	61% 64% 67% 70% 73% 76% 79%	59 60 61 62 63 64 65	82% 85% 88% 91% 94% 97% 100%

(Interpolation is made to the nearest month.)

6

Early Retirement (if you were hired on or after January 1, 2008):

If you leave your employer prior to age 65, after having become fully vested (see Page 3), you will be entitled to an early retirement benefit. The retirement allowance payable at age 65 is equal to the vested amount of the normal retirement allowance accrued to your termination date.

For employees hired on or after January 1, 2008, payment may begin as early as age 55, in which case the allowance otherwise payable at age 65 is reduced by applying an early retirement factor based on your age when payments begin (see below). Payment may also be deferred to any time up to your Required Beginning Date, in which case the retirement allowance payable at age 65 will be increased actuarially.
Example: You terminate employment at age 61 after 26 years of benefit service (rather than at age 65 after 30 years), and your High-5 Average Salary over such a period is $40,000. Your annual retirement allowance commencing at age 65 would be:

1.5%	X	Years of Benefit Service 26 yrs. (=39%)	X	High-5 Average Salary $40,000	=	Regular Annual Allowance $15,600

If, on the other hand, the member elected to have his retirement allowance commence immediately, the allowance payable at age 65 would be reduced as follows:

Annual Allowance Payable at 65 $15,600	X	Early Retirement Factor (Age 61) 76%	X	Regular Annual Allowance Payable Immediately (Age 61) $11,856

NOTE: The reduction in allowance takes into account that the allowance to a younger person will probably be payable for a longer period of time. The factor is calculated by subtracting 6% for each year between ages 60 and 65 and 4% for each year between ages 55 and 59, as noted in the following table:

Age When Allowance Begins	Factor	Age When Allowance Begins	Factor
55 56 57 58 59	50% 54% 58% 62% 66%	60 61 62 63 64 65	70% 76% 82% 88% 94% 100%

(Interpolation is made to the nearest month.)

7

Disability Benefit (Applicable to all Members):
If, after completing one year of membership service or having been credited with five (5) years of Benefit Service (not counting service during a leave of absence) but before reaching age 65, you have to stop working because of a disability, you may be entitled to a disability retirement benefit. First, you must file an application with the Pentegra DB Plan within 13 months after the date you had to stop working. Second, you must satisfy either Test A or B below:

Test A − Certification by doctors designated by the Pentegra DB Plan that your disability (i) prevents you from doing the kind of work for which you are fitted or trained, and (ii) is expected to last at least 12 months from the date you had to stop working or to result in death.
or

Test B − Proof that you are eligible for disability insurance benefits under Title II of the Federal Social Security Act.
Generally, the annual disability retirement allowance is payable immediately, and is the higher of (i) an amount equal to the normal retirement allowance accrued to your termination date, or (ii) 30% of average annual Salary for the five (5) highest paid consecutive years of Benefit Service ("High-5 Average Salary").
However, it cannot be more than what your normal retirement allowance would have been if you had stayed in service to age 65. The disability allowance described in this paragraph is only payable up to when you reach normal retirement age (65). After you reach normal retirement age (65), the normal benefit formula allowed under this plan will apply. You will, however, be allowed to choose a different optional form of payment based on your accrued benefit calculated at the disability retirement effective date.

You may be required to provide evidence, as often as annually, that you continue to be disabled.
NOTE: Notwithstanding the foregoing, if you are on a medical leave of absence which directly results in a subsequent disability, you may be entitled to a disability benefit.

8

Retirement Adjustment Payment (If you were hired prior to January 1, 2008):
If you retire after age 55 (whether normal, early or disability retirement), you will be entitled to a one-time Retirement Adjustment Payment. Please note that under the provisions of the plan, you are deemed to be retired upon your termination of employment with a deferred vested benefit. The Retirement Adjustment Payment is a single lump sum equal to three months' regular retirement allowance payable when your allowance begins.

To illustrate, the annual allowance upon normal retirement would be calculated as shown on Pages 4 and 5. Assume the annual retirement allowance was $12,000, and then in addition to such allowance, you would receive a Retirement Adjustment Payment as follows:

Regular Annual Allowance $12,000	÷	12	=	$1,000 (per month) X 3 =	Retirement Adjustment Payment $3,000

NOTE: Retirement Adjustment Payment only applies if you were enrolled in the Plan prior to July 1, 1983.

9

DEATH BENEFIT

In Active Service (Applicable to all Members):
If you are and die in active service, your beneficiary would be entitled to a lump sum death benefit equal to 100% of your last 12 months' Salary, plus an additional 10% of such Salary for each year of Benefit Service until a maximum of 300% of such Salary is reached for 20 or more years, plus a refund of your own contributions, if any, with interest.
Example: You die after 15 years of Benefit Service and your last 12 months' Salary is $40,000. Your beneficiary would get:

		Last 12 Months Salary		Lump Sum Death Benefit
250%	X	$40,000	=	$100,000

Upon your death, your spouse may receive a retirement death benefit described below paid as a lump sum, installments over a period of up to 10 years, or a lifetime annuity. If you are not married at the time of your death, your non-spouse beneficiary can receive a retirement death benefit paid as a lump sum, installments over a period of up to 5 years, or a lifetime annuity.

If you die after becoming eligible for early retirement, your beneficiary would receive the higher of (i) the active service death benefit described above, or (ii) the retirement death benefit described below (as if you had retired on the first day of the month in which you died).
If you die on or after January 1, 2007 while performing qualified military service, your survivors are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan that you would have been entitled to had you resumed and then terminated employment on account of death.

In Retirement (If you were hired prior to January 1, 2008):
The regular form of all retirement benefits (normal, early or disability) includes not only a retirement allowance, but also a lump sum retirement death benefit which is 12 times the annual retirement allowance less the sum of such allowance payments made before death. Please note that this death benefit does not apply in the event you elect to receive your benefit under one of the “Optional Forms of Retirement Benefit” (see Page 12) in lieu of the regular form.
Example: You die two (2) years after retirement. Your regular annual retirement allowance was $10,000. Your death benefit is illustrated below:

Annual Retirement Allowance				Initial Death Benefit At Retirement		Allowance Payments For 2 Years		Lump Sum Death Benefit
$10,000	X	12	=	$120,000	less	$20,000	=	$100,000

All retirement allowances continue for life, even though under the regular form there would be no death benefit payable after 12 years.
NOTE: If you should die before your allowance payments start (as in the case of an early or normal retiree with deferred allowance), the death benefit would be 12 times the regular annual allowance which would have been payable had your allowance commenced as of the first day of the month in which you died.

10

In Retirement (If you were hired on or after January 1, 2008):
If you die while receiving benefit payments under the Plan’s normal form of payment (straight life annuity), no death benefit is payable upon your death. Please refer to the “Optional Forms of Retirement Benefit” section of this Summary to determine if a death benefit would be payable if you elect to receive your benefits under one of the Optional forms provided.

11

OPTIONAL FORMS OF RETIREMENT BENEFIT
At any time before your retirement allowance begins, you may elect to convert your regular retirement allowance and death benefit (described previously) to an optional form of benefit. The amount of each Option in which you are interested will be determined and communicated to you at retirement.

These Options are:

1.A higher allowance payable for life and no further benefit upon death.

2.A joint and survivor allowance which would continue at the rate of 100% to your contingent annuitant if he or she survives you. If both you and your contingent annuitant die before 120 monthly installments have been paid, the commuted value of such unpaid installments would be paid in a lump sum to your beneficiary.

3.A joint and survivor allowance which would continue at the rate of 75% to your contingent annuitant if he or she survives you.

4.A joint and survivor allowance which would continue at the rate of 50% to your contingent annuitant if he or she survives you.
5.A revised retirement allowance during your life with some other benefit payable upon your death, subject to certain limitations and approval of the Pentegra DB Plan.

6.A single lump sum settlement in lieu of any monthly allowance and death benefit. If you were hired prior to January 1, 2008, this Option may be elected if you retire after reaching age 45 (age 55 if you were hired on or after January 1, 2008) or if you are an early retiree and defer commencement of your benefit until age 45 or 55, whichever applies. The election of this Option requires written consent of your spouse, if any.

7.A partial lump sum settlement equal to 25%, 50% or 75% of the total benefit and a monthly allowance for the remainder of the benefit which must commence at the time of the partial lump sum settlement. If you were hired prior to January 1, 2008, this Option may be elected if you retire after reaching age 45 (age 55 if you were hired on or after January 1, 2008) or if you are an early retiree and defer commencement of your benefit until age 45 or 55, whichever applies. The election of this option requires written consent of your spouse, if any.
NOTE: If you die while in retirement or while eligible for early retirement, and you are (i) survived by a spouse, and (ii) have not made any election with respect to your death benefit or retirement benefit, the death benefit will be paid to the surviving spouse in an amount equal to a lifetime annuity of at least 50% of your allowance had you elected Option 4 above. This benefit may be paid in the form of a lump sum or in installments of equivalent value.
DIRECT ROLLOVERS
If you select payment option numbers 6 or 7 above, you may request that a direct rollover of all or a portion of the distribution be made to either an Individual Retirement Account (IRA) or another qualified plan, which is willing to accept the transfer of assets and is permissible under the Pentegra DB Plan. A direct rollover will result in no tax being due until you withdraw the funds from the IRA or other qualified plan. Under certain circumstances, all or a portion of the amount to be distributed may not qualify for a direct rollover. For example, a distribution of less than $200 will not be eligible for a direct rollover. If you elect to receive the distribution, rather than request a direct rollover, then 20% of the distribution amount will be withheld for federal income tax purposes.
AUTOMATIC CASH-OUT OF BENEFITS
If the present value of your vested accrued benefit is $1,000 or less when you terminate employment, you will be “cashed-out”. Your distribution will be paid as soon as practicable after complying with the applicable federal income tax withholding laws. Distribution of amounts greater than $1,000 will only be made with your consent.

12

PAYING FOR YOUR BENEFITS
All contributions made to the Plan on your behalf are actuarially determined. Your employer has elected to pay the full cost of your benefits. You, as an employee, do not contribute while on the "non-contributory basis."
Special Note to any Member who has "Accumulated Contributions" with the Pentegra DB Plan:

If you made personal contributions to the Pentegra DB Plan while your present or previous employer was on the contributory basis and if those contributions have not been refunded to you, you are fully vested in the value of such contributions plus interest ("accumulated contributions"). This means that if you terminate employment, you may request a refund of such accumulated contributions. If you terminate before becoming fully vested in a retirement benefit, the refund will be in lieu of all other benefits. If you terminate after becoming fully vested in an early or normal retirement benefit (refer to Page 3 describing Vesting), the refund will be in lieu of that portion of your retirement benefit which is attributable to your accumulated contributions. The remaining portion, attributable to your employer's contributions, will be payable as a reduced retirement benefit.

YOUR PERSONAL ANNUAL STATEMENT
(Keeping You Informed)
Your accumulated contributions will be shown on your Personal Annual Statement (see below).

Every year the Pentegra DB Plan prepares a Personal Annual Statement for each Member. This statement shows as of each January 1st your periods of accrued Vesting Service and Benefit Service, and the status of your retirement and death benefits. These statements are sent to your employer for distribution in or about the following month of March.

13

REINSTATEMENT OF MEMBERSHIP AND SERVICE
If you leave employment before becoming vested (see Page 3), but become reemployed by the same or another employer participating in this Program, you will be reenrolled immediately.

If the period of your break in service (i.e., the period between your termination and reemployment) was not longer than 60 months, your previous Vesting Service will be reinstated upon your reemployment. If your break in service was not longer than 12 consecutive months, your previous Vesting Service will be reinstated upon your reemployment. In addition, you will also receive Vesting Service credit for the period of your break. If the period of your break in service exceeded 60 months but was not longer than the period of your Vesting Service before becoming vested, your previous Vesting Service will be reinstated upon your reemployment. If the period of your break in service was equal to or exceeded the greater of 60 consecutive months or your previous Vesting Service, upon reemployment you will be treated as a new employee upon reemployment. In other words, no prior Vesting Service will be credited to you.

The following chart should assist you in understanding your options:

Length of Break in Service for a Non-Vested Member	Vesting Service Prior to the Break in Service	Period of the Break in Service

Less than 60 consecutive months	Will be reinstated upon your reemployment.	Credit will not be given for the period of break in service.
Less than 12 consecutive months	Will be reinstated upon your reemployment.	Credit will be given for the period of the break in service.
More than 60 consecutive months, but not more than total Vesting Service up to the break in service	Will be reinstated upon your reemployment.	Credit will not be given for the period of the break in service.
More than the greater of: a)60 consecutive months; or b)Total Vesting Service prior to the break in service	Will NOT be reinstated upon your reemployment.	Credit will not be given for the period of break in service. Upon reemployment, you will be considered a new employee.

Upon reinstatement of your Vesting Service, your previous Benefit Service will also be reinstated if you repay within five years of your reemployment (or the date you incurred a break in service of at least 60 months) any accumulated contributions which were refunded to you with interest to the date of such repayment.

For example, if you terminated service and had completed one year (i.e., 12 months) of Vesting Service, you would not be vested in a retirement benefit and would be entitled only to a refund of your own contributions, if any, plus interest. However, if you returned to service with any participating employer within 60 months, your previous Vesting Service would be reinstated and your previous Benefit Service would also be reinstated if you repaid with interest any contributions that had been refunded to you.
If you leave employment with a vested benefit, commence receiving benefits, and then are reemployed as an active Member by a participating employer, you will be reenrolled immediately and given the option (within six months following reemployment as an active Member) to make an irrevocable election to continue to receive the payment of your Retirement Allowance or to suspend the payment until subsequent termination of service. If no election is made, the payment of your Retirement Allowance will continue in the form of payment previously chosen. Upon your subsequent retirement, your retirement benefit will be based upon your Benefit Service before and after your prior retirement and your Salary during that service, but will be actuarially reduced for any such benefit already paid.

14

LEAVES OF ABSENCE
There are four types of approved leaves of absence which may be granted on a uniform basis by your employer while you are a Plan Member.

Type 1    You will be granted Non-military leave for up to one year during which all contributions continue. Both Vesting Service and Benefit Service continue to accrue during this leave.

Type 1-A    You will be granted Military leave if you are subject to qualified military service pursuant to an involuntary military call-up in the Reserves of the U.S. Armed Services. During this leave, contributions continue to be made. In addition, Vesting Service and Benefit Service continue to accrue. To qualify for benefits under Type 1-A, you must return to the service of your employer within 90 days of your discharge from military service.

Type 2    You will be granted Non-military leave for up to one year during which all contributions are discontinued. During this leave, Vesting Service continues to accrue, but Benefit Service does not. The accrual of Benefit Service will resume when your leave terminates and your contributions resume.

Type 3    You will be granted Military leave during which all contributions are discontinued. During this leave, Vesting Service continues to accrue, but Benefit Service generally does not. The accrual of Benefit Service will resume when your leave terminates and your contributions resume.
The following Table will assist you in understanding the Plan’s Leave of Absence provisions as described above.

Type of Leave	Duration	Contributions	Vesting Service	Benefit Service
NON-MILITARY LEAVE:
1	Up to one year	Will continue to be made	Will continue to accrue	Will continue to accrue
2	Up to one year	Will be discontinued	Will continue to accrue	Will not continue to accrue
MILITARY LEAVE:
1-A	Can vary	Will continue to be made	Will continue to accrue	Will continue to accrue
3	Can vary	Will be discontinued	Will continue to accrue	Will not continue to accrue

Any benefit for which you are otherwise eligible may become payable during a Type 1 leave. However, no benefit, other than the refund of your contributions, if any, is payable on account of your disability or death incurred during a Type 2 leave, except that if you are eligible for early retirement and die during such leave, your beneficiary will receive the retirement death benefit described previously which would have been payable if you had retired on the first day of the month in which your death occurred.

15

LIMITATIONS OF BENEFITS

•No benefit is payable by the Pentegra DB Plan unless the required contributions and application forms have been received by the Plan.

•Internal Revenue Service (IRS) requirements impose certain limitations on the amount of benefits that may be paid under this and other qualified retirement plans. These limitations normally affect only the highest-paid employees and are subject to adjustment in accordance with IRS regulations. The dollar limit on annual benefits payable from a defined benefit plan was $220,000 in 2018 and is $225,000 in 2019, actuarially reduced for benefits commencing before age 62 and increased for benefits commencing after age 65. If you have less than 10 years of vesting service or are under age 65 when you retire, or if your employer has two (2) plans in effect, your benefits are subject to further restrictions.

•The Pentegra DB Plan, by law cannot recognize annual compensation in excess of a certain dollar limit. The limit for the 2018 limitation year is $275,000 and $280,000 for the 2019 limitation year. After 2018, the compensation dollar limit may be adjusted by the IRS.

•If an employer should withdraw from the Pentegra DB Plan and establish a comparable defined benefit plan as a qualified successor plan, all liabilities of such employer under the Pentegra DB Plan must be transferred to the qualified successor plan. If an employer should withdraw from the Pentegra DB Plan without establishing a qualified successor Plan, all liabilities of the employer under the Pentegra DB Plan must be annuitized through an insurance company selected by the Pentegra DB Plan. Limits may be imposed upon the benefits of certain higher-paid employees if an employer withdraws from the Pentegra DB Plan within 10 years after the later of its commencement date or the effective date of any change which increases benefits.
•Amounts payable by the Pentegra DB Plan generally may not be assigned, and if any person entitled to a payment attempts to assign it, his interest in the amount payable may be terminated and held for the benefit of that person or his dependents.

•Your employer’s continued participation is subject to IRS qualifications and other regulations it may impose.

•The limitations on benefits imposed by the IRS are subject to changes on an annual basis.

16

INSURANCE OF BENEFITS

Benefits under the Plan are insured by the Pension Benefit Guaranty Corporation (PBGC) if the Pentegra DB Plan terminates. Generally, the PBGC guarantees most vested normal retirement age benefits, early retirement benefits, and certain disability and survivor pensions. However, the PBGC does not guarantee all types of benefits under covered plans, and the amount of benefit protection is subject to certain limitations.
The PBGC guarantees vested benefits at the level in effect on the date of Plan termination. However, if prior to the termination of a plan, the employer has been participating for less than five (5) years, or if benefits have been increased within the past five years, the whole amount of the vested benefits or the vested increase may not be guaranteed. In addition, there is a ceiling on the amount of monthly benefit the PBGC guarantees, which is adjusted periodically. A withdrawal of your employer from participation in the Pentegra DB Plan is not a plan termination under this paragraph, and only those benefits provided under Article XII of the Pentegra DB Plan Regulations are payable in the event of such a withdrawal.

For more information on the PBGC insurance protection and its limitations, ask the Plan Administrator or the PBGC. Inquiries to the PBGC should be addressed to the PBGC’s Technical Assistance Division, 1200 K Street N.W., Suite 930, Washington, D.C. 20005 - 4026 or call 202-326-4000 (not a toll free number). TTY/TTD users may call the federal relay service toll free at 1-800-877-8339 and ask to be connected to 202-326-4000. Additional information about the PBGC’s pension insurance program is available through the PBGC’s website on the Internet at http://www.pbgc.gov.
DISPUTED CLAIMS PROCEDURE BENEFITS OTHER THAN DISABILITY BENEFITS:
If you disagree with the Pentegra DB Plan with respect to any benefit to which you feel you are entitled, you should make a written claim to the President of the Pentegra DB Plan, who holds discretionary authority to approve or deny the claim. You can direct your claim to the president at 701 Westchester Avenue Suite 320E, White Plains, New York. If your claim is denied, you will receive written notice from him explaining the reason for the denial within 90 days after the claim is filed, which sets forth, in an understandable manner, the following information:

•The specific reason(s) for the denial of the claim;
•Reference to the specific plan provision on which the denial is based;
•A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why that material or information is necessary; and
•A description of the Plan’s review procedures and the time limits applicable to those procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denial on review.

The President's decision will be final unless you appeal such decision in writing to the Retirement Committee of the Board of Directors of the Pentegra DB Plan at 701 Westchester Avenue Suite 320E, White Plains, New York 10604, within 60 days after receiving the notice of denial. The written appeal should contain all information you wish to be considered. The Retirement Committee will review the claim within 60 days after the appeal is made. Its decision will be in writing, and will include the reason for such decision. The Committee’s decision will be final. In the case of a decision on appeal upholding the President’s initial denial of the claim, the President’s notice of its decision on appeal will be set forth, in an understandable manner, the following information:
•The specific reason(s) for the decision on appeal;
•Reference to the specific Plan provision on which the decision on appeal is based;
•A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and
•A statement describing any voluntary appeal procedures (including voluntary arbitration or any other form of dispute resolution) offered by the Plan and the claimant’s right to obtain information sufficient to enable you or your beneficiary to make an informed judgment about whether to submit

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a benefit dispute to the voluntary level of appeal, and a statement of the claimant’s right to bring an action under ERISA Section 502(a).

DISABILITY BENEFITS:

The following procedures apply with respect to claims for disability benefits after April 1, 2018. These procedures are limited to claims where benefits are based on disability and the Plan is determining whether you satisfy the Plan’s definition of disability (e.g., where the Plan is not relying on an independent determination, such as qualifying for Social Security disability benefits). These procedures are intended to meet ERISA requirements set forth in DOL Regulation §2560.503-1 and will be interpreted in accordance with such regulations. The procedures are designed to ensure that claimants are not unduly inhibited from making claims; that claimants may appoint an authorized representative in accordance with Plan rules; determinations will be made in accordance with the Plan documents; that Plan provisions are applied consistently; and that decisions are made by impartial and independent decision makers.

The Plan may offer additional voluntary appeal and/or mandatory arbitration procedures other than those described here. If applicable, the Plan will not assert that a claimant has failed to exhaust administrative remedies for failure to use the voluntary procedures, any statute of limitations or other defense based on timeliness is tolled during the time a voluntary appeal is pending; and the voluntary process is available only after exhaustion of the appeals process described in this section. If mandatory arbitration is offered by the Plan, the arbitration must be conducted instead of the appeal process described in this section, and the claimant is not precluded from challenging the decision under ERISA §501(a) or other applicable law.
The “claimant” refers to you, your authorized representative, or anyone else entitled to benefits under the Plan (such as a beneficiary).

For purposes of these procedures, a document, record, or other information shall be considered relevant to a claim if it:

•was relied upon in making the benefit determination;

•was submitted, considered, or generated in the course of making the benefit determination, without regard to whether it was relied upon in making the benefit determination;

•demonstrated compliance with the administrative processes and safeguards designed to ensure and to verify that benefit determinations are made in accordance with Plan documents and Plan provisions have been applied consistently with respect to all claimants; or

•constituted a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit.
You may file a claim for benefits by submitting a written request for benefits to the Plan. You should contact the Plan to see if there is an applicable distribution form that must be used. If no specific form is required or available, then your written request for a distribution or a written assertion that your benefits under the Plan have been determined incorrectly, will be considered a claim for benefits.

The claim for benefits must include sufficient evidence to enable the Plan to determine whether you have met the Plan’s definition of disability. Decisions on the claim will be made within a reasonable period of time appropriate to the circumstances. "Days" means calendar days. If the claim is valid, then you will receive a statement describing the amount of benefit, the method or methods of payment, the timing of distributions and other information relevant to the payment of the benefit.

A claim must be resolved, at the initial level, within 45 days of receipt by the President. The Plan may, however, extend this decision-making period for an additional 30 days for reasons beyond the control of the Plan. The Plan will notify the claimant of the extension prior to the end of the 45-day period. If, after extending the time period for the first 30-day period, the Plan determines that it will still be unable, for reasons beyond the control of the Plan, to make a decision within the extension period, the Plan may extend decision making for a second 30-day period.

Appropriate notice must be provided to the claimant before the end of the first 45 days and again before the end of each succeeding 30-day period. This notice will explain the circumstances requiring the extension and the date the Plan expects to render a decision to the claimant. It will explain the standards on which

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entitlement to the benefits is based, the unresolved issues that prevent a decision, the additional issues that prevent a decision, and the additional information needed to resolve the issues.
The claimant will have 45 days from the date of receipt of the Plan Administrator’s notice to provide the information required.

If the Plan determines that all or part of the claim should be denied (an “adverse benefit determination”), it will provide a notice of its decision in written or electronic form explaining the claimant’s appeal rights. An “adverse benefit determination” also includes a rescission, which is a retroactive cancellation or termination of entitlement to disability benefits. The notice will be provided in a culturally and linguistically appropriate manner and will state:

(a)The specific reason or reasons for the adverse determination.
(b)Reference to the specific Plan provisions on which the determination was based.
(c)A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.
(d)A description of the Plan's review procedures and the time limits applicable to such procedures. This will include a statement of the claimant's right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
(e)A discussion of the decision, including an explanation of the basis for disagreeing with or not following:
•the views presented by the claimant to the Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant;
•the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or
•a disability determination made by the Social Security Administration regarding the claimant and presented by the claimant to the Plan.

(f)If the adverse benefit determination is based on medical necessity or experimental and/or investigational treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant's medical circumstances will be provided. If this is not practical, a statement will be included that such explanation will be provided free of charge, upon request.
(g)Either the specific internal rules, guidelines, protocols, or other similar criteria relied upon to make a determination, or a statement that such rules, guidelines, protocols, or criteria do not exist.
(h)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim.
When a claimant receives a notice of an adverse benefit determination, the claimant may request a review of the decision. The request must be in writing and must be filed within 180 days following receipt of the notice. In the case of an adverse benefit determination regarding a rescission of coverage, the claimant must request a review within 90 days of the notice. The claimant or his authorized representative may submit written comments, documents, records, and other information relating to the claim. If the claimant so requests, he or she will be provided, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim.

The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review will not afford deference to the initial adverse benefit determination and will be considered by a fiduciary of the Plan who is neither the individual who made the adverse determination nor a subordinate of that individual.

If the initial adverse benefit determination was based on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, the fiduciary shall consult with a health care professional who was neither involved in or subordinate to the person who made the original benefit determination. This health care professional will have appropriate training and experience in the field of medicine involved in the medical judgment. Additionally, medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the initial determination will be identified.

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If the Plan considers, relies upon or creates any new or additional evidence during the review of the adverse benefit determination, the Plan will provide such new or additional evidence to the claimant, free of charge, as soon as possible and sufficiently in advance of the time within which a determination on review is required to allow the claimant time to respond.

Before the Plan issues an adverse benefit determination on review that is based on a new or additional rationale, the claimant must be provided a copy of the rationale at no cost to the claimant. The rationale must be provided as soon as possible and sufficiently in advance of the time within which a final determination on appeal is required to allow the claimant time to respond.

The claimant will be notified of the determination on review of the claim no later than 45 days after the Plan’s receipt of the request for review, unless special circumstances require an extension of time for processing. In such a case, the claimant will be notified, before the end of the initial review period, of the special circumstances requiring the extension and the date a decision is expected. If an extension is provided, the Plan Administrator must notify the claimant of the determination on review no later than 90 days after receipt of the request for review.
The Plan shall provide written or electronic notification to the claimant or his authorized representative in a culturally and linguistically appropriate manner. If the initial adverse benefit determination is upheld on review, the notice will include:

(a)The specific reason or reasons for the adverse determination.
(b)Reference to the specific Plan provisions on which the determination was based.
(c)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim.
(d)A statement of claimant’s right to bring a civil action under section 502(a) of ERISA and, if the Plan imposes a contractual limitations period that applies to claimant’s right to bring such an action, a statement to that effect which includes the calendar date on which such limitation expires on the claim.

If the Plan offers voluntary appeal procedures, a description of those procedures and the claimant’s right to obtain sufficient information about those procedures upon request to enable the claimant to make an informed decision about whether to submit to such voluntary appeal. These procedures will include a description of the claimant’s right to representation, the process for selecting the decision maker and the circumstances, if any, that may affect the impartiality of the decision maker. No fees or costs will be imposed on the claimant as part of the voluntary appeal. A claimant’s decision whether to use the voluntary appeal process will have no effect on the claimant’s rights to any other Plan benefits.
(e)A discussion of the decision, including an explanation of the basis for disagreeing with or not following:
•the views presented by the claimant to the Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant;
•the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or
•a disability determination made by the Social Security Administration regarding the claimant and presented by the claimant to the Plan.
(f)If the adverse benefit determination is based on medical necessity or experimental and/or investigational treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant's medical circumstances will be provided. If this is not practical, a statement will be included that such explanation will be provided free of charge, upon request.
(g)Either the specific internal rules, guidelines, protocols, or other similar criteria relied upon to make the determination, or a statement that such rules, guidelines, protocols, or criteria do not exist.

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QUALIFIED DOMESTIC RELATIONS ORDERS (“QDROS”)

A QDRO is a judgment, decree or order which has been determined by the Pentegra DB Plan, in accordance with the procedures established under the Pentegra DB Plan’s Regulations, to constitute a QDRO under the Internal Revenue Code.

To obtain copies of the Pentegra DB Plan’s Model QDRO and QDRO Procedures free of charge, please contact the Plan Administrator. (Please refer to the “Other Plan Information” section of this Summary to obtain the Plan Administrator’s address and telephone number).

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STATEMENT OF ERISA RIGHTS

As a Member in the Comprehensive Retirement Program, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Members will be entitled to:
Receive Information About Your Plan and Benefits
●Examine, without charge, at the Plan Administrator's office or at other specified locations, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series) filed by the Plan Administrator with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
●Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies.
●Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each Member with a copy of this summary annual report.
●Obtain, without charge, a statement telling you whether you have a vested right to receive a pension at normal retirement age and if so, what your benefits would be at that time if you stop working under the Plan now. If you do not have a vested right to a pension, the statement will tell you the earliest date on which your benefits will become vested. This type of statement is provided to you at least one time every three (3) years, provided you are still in employment with the Employer when this statement is furnished.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan Members, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan Members and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a pension benefit is denied in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan Administrator and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive them, unless such materials were not sent for reasons beyond the Plan Administrator's control. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.
In addition, if you disagree with the Plan Administrator’s decision (or lack thereof) concerning the qualified status of a domestic relations order, after you have complied with the remedies prescribed in the Plan’s QDRO Procedures and Disputed Claims Procedure outlined in this summary plan description, you may file suit in Federal court.
If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U. S. Department of Labor or, after you have complied with the Plan’s “Disputed Claims Procedure” outlined in this summary plan description, you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds your claim is frivolous).

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Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N. W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
This Statement of ERISA Rights is required by Federal law and regulations.

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OTHER PLAN INFORMATION

Employer:
Federal Home Loan Bank of Pittsburgh 601 Grant Street
Pittsburgh, PA 15219-4455
Telephone Number: 412-288-3498

Plan Sponsor:
The Comprehensive Retirement Program is sponsored by the − Pentegra Defined Benefit Plan for Financial Institutions
701 Westchester Avenue
Suite 320E
White Plains, New York 10604 Telephone Number: 914-694-1300
Plan Identification Number − 13-5645888 Plan Number − 001
Plan Year End − June 30

Plan Administrator:
The Plan Administrator is the President of the Pentegra DB Plan, whose place of business is the office of the Pentegra Defined Benefit Plan for Financial Institutions. The President is also the person designated as agent for service of legal process. Service of legal process may also be made upon a Plan Trustee.

Plan Trustee:
The Bank of New York Mellon One Wall Street
New York, NY 10286

Telephone Number: 212-635-1216

Board of Directors:
The composition of the Board changes from year to year, but you may refer to the most recent Annual Report (which is furnished to your employer) for a current listing of Directors and their places of business.

Participating Employers:
Upon receipt of a written request for information regarding whether a particular employer is a Member of this multiple employer arrangement, we will provide you with a statement as to whether such employer is a
Member and, if so, the employer’s address.

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